Exhibit 99.1

For Immediate Release	Contact:	Julie S. Ryland
Wednesday, December 10, 2008		205.326.8421

ENERGEN BOARD ADOPTS 2009 BUDGET

Earnings Guidance Adjusted to Reflect Lower Commodity Prices

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its Board of Directors approved the Birmingham-based energy company’s 2009 budget. Relative to prior earnings guidance, the budget incorporated lower commodity price assumptions applicable to its unhedged production to better reflect the current market outlook for natural gas and oil. Based on a natural gas price of $6 per thousand cubic feet (Mcf) and an oil price of $50 per barrel, Energen adjusted its 2009 earnings guidance to $3.20-$3.60 per diluted share.

Key assumptions in Energen’s 2009 earnings guidance include:

•	Existing hedge position covering approximately 62 percent of estimated production;

•	Assumed prices of $6 per Mcf, $50 per barrel, and $0.65 per gallon, for its unhedged natural gas, oil and natural gas liquids (NGL) production, respectively;

•	Annual production of 107.5 Bcf equivalent;

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Capital spending of $360 million, including approximately $295 million by Energen Resources (Energen’s oil and gas exploration and production subsidiary), and $65 million by Alagasco (Energen’s natural gas utility);

•	Per-unit DD&A rate at Energen Resources of $1.52 per Mcf equivalent;

•	Per-unit lease operating expense, including production taxes, at Energen Resources, of $2.23 per Mcf equivalent;

•	Per-unit general and administration expense at Energen Resources of $0.52 per Mcf equivalent;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $324 million; and

•	Average diluted shares outstanding of 72.0 million.

Guidance does not include assumptions related to any potential property acquisitions, stock repurchases, or impairment of capitalized unproved leasehold related to Alabama shales (approximately $42 million).

MANAGEMENT COMMENTS

“Even as Energen wraps up what likely will be our 7th consecutive year of record earnings in 2008, we are focused on meeting the significant challenges ahead of us in 2009,” said James McManus, Energen’s chairman and chief executive officer. “Despite economic recession, dramatically lower commodity prices and tight credit markets, we believe that Energen is well-positioned to weather these challenges.

“We expect Energen Resources to generate organic production growth of approximately 5 percent in 2009, and we have limited the impact of dramatically lower commodity prices with a hedge position that helps insulate approximately 62 percent of our estimated production from commodity price volatility,” McManus said.

“We also expect to have significant discretionary cash flows in 2009 of $137-$167 million; together with a 2008 year-end cash position at Energen Resources of approximately $35-$49 million, a strong balance sheet, and more than $500 million of committed credit facilities, this means Energen has the financial capacity to pursue strategic investment opportunities that may arise,” McManus added. Opportunities for investing Energen’s estimated 2008 cash balance and 2009 discretionary cash flows (which total $172-$216 million) include potential Alabama shales development, oil and gas property acquisitions, and/or stock repurchases.

2009 HEDGE POSITION

Energen Resources has hedges in place for approximately 62 percent of its estimated gas production at an average NYMEX-equivalent price of $8.89 per Mcf, 58 percent of its estimated oil production at an average NYMEX-equivalent price of $72.38 per barrel, and 64 percent of its estimated NGL production at an average price of $1.15 per gallon.

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price

Natural Gas	43.8 Bcf	70.3 Bcf	62%	$8.89/Mcf

Oil	2.7 MMBbl	4.6 MMBbl	58%	$72.38/barrel

NGL	43.3 MMgal	67.2 MMgal	64%	$1.15/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price

San Juan Basin	28.4	$1.30 per Mcf	$9.07 per Mcf

Permian Basin	1.2	$1.15 per Mcf	$8.82 per Mcf

NYMEX	14.2	—	$8.55 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price

Sour Oil (WTS)	2,136	$4.70 per barrel	$69.34 per barrel

NYMEX	564	—	$83.89 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

A breakdown of ERC’s estimated 2009 production and hedge position by region and commodity is shown below.

Commodity	San Juan Basin		Permian Basin		Black Warrior Basin		N. LA/E. TX/Other
	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged

Gas (Bcf)	45.5	62%	3.2	38%	13.7	81%	7.9	39%

Oil (MMBbl)	0.08	9%	4.5	60%	—	—	0.01	—

NGL (MMgal)	55.8	78%	11.4	—	—	—	—	—

Total (Bcfe)	54.0	64%	31.8	55%	13.7	81%	8.0	39%

SENSITIVITY OF EARNINGS, CASH FLOWS TO COMMODITY PRICES CHANGES

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $6 represents an estimated net income impact of approximately $1,140,000 (1.6 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $50 per barrel represents an estimated net income impact of approximately $890,000 (1.2 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.65 per gallon represents an estimated net income impact of approximately $110,000 (0.2 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

CAPITAL SPENDING

Energen Resources plans to invest approximately $295 million in capital in 2009, including an estimated $242 million in drilling capital, $40 million for pay-adds, surface facilities, etc.; and $10 million for exploration.

Drilling Capital Plans:

•	$103 million for approximately 126 net wells (injectors and producers) in the Permian Basin.
•	$103 million for approximately 57 net wells (35 horizontal/sidetracks and 22 vertical) in the San Juan Basin.
•	$24 million for 8 net wells in the North Louisiana/East Texas area.
•	$12 million for 30.5 net wells in the Black Warrior Basin.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.6 trillion cubic feet equivalent of proved, probable and possible reserves. Alagasco is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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